EXHIBIT 10.42

Mr. Robert F. Spoerry

(by internal mail)






Dear Mr. Spoerry:


       Date   June 6, 2002
  Reference   WPD/rst
Direct dial   +41 1 944-2262
   Telefax    +41 1 944-2470




     The company has requested that you file US income tax returns for tax years starting in 1997 to ensure you are in full compliance with US tax laws. This filing requirement is due to your having worked part of your time in the United States in your capacity as an officer of Mettler-Toledo International Inc.

As a Swiss tax resident, generally you are already subject to Swiss income taxes on earnings related to US workdays. Although a portion of your earnings subject to tax in the U.S. may be excluded from taxation in Switzerland, depending on your situation, a double taxation cost could result absent the provisions of this agreement. Additionally, all or a portion of the amounts paid on your behalf under the provisions of this agreement will themselves be taxable in Switzerland and the US.

You will also have additional tax return preparation costs associated with the filing of US income tax returns, and, possibly, in connection with filing your Swiss tax declaration.

In connection with these matters, we have agreed to seek to keep you in the same position that you would have been in had no US income tax return been filed. It is our intention that your financial situation be no better and no worse than if no US returns were filed. In particular, we have agreed to the following:

ADDITIONAL INCOME TAXES/PENALTIES

The company will pay any higher income taxes that result from your filing US income tax returns, whether in the United States or in Switzerland. This includes any US penalty and interest charges that may be payable as a result of the filings made after the original due date of the return.

ADDITIONAL TAX RETURN PREPARATION EXPENSES

The company will engage and pay for accountants to prepare your US income tax returns, and will also pay for any additional counseling necessary to prepare and file your Swiss tax declaration in the future if the filing requires changes from the process followed in prior years (for example, taking into account taxation on the tax indemnification payments themselves).

TAX PAYMENTS

The company will pay your US tax liabilities on your behalf. The company will also pay all interest and penalties due on this additional tax liability provided that you comply with requests from the company and/or the accountants in a timely manner. For ease of administration these payments will be made in the form of a direct company check made payable to the Internal Revenue Service. To the extent that your Swiss tax liability is increased by virtue of the payment of these taxes on your behalf by the company, you will be reimbursed as necessary to preserve your financial situation as if no such payments had been made.

You agree that any amount by which your Swiss tax liability is decreased from what it would have been had the US tax payments not been made, will be promptly repaid to the company as soon as your Swiss tax liability for a given year has been paid.

COVERAGE AND SCOPE OF AGREEMENT

This agreement covers all income related to your employment with METTLER TOLEDO, including income upon option exercises. This agreement does not extend to income from sources other than METTLER TOLEDO, except for passive income on US investments to the extent not otherwise subject to taxation in Switzerland.

If your employment with the company is terminated, this agreement will continue to apply until all tax returns that report METTLER TOLEDO source income have been filed and tax liabilities related to METTLER TOLEDO income have been concluded. In addition, it is the intent of the company, to only indemnify you for incremental taxes as if income from METTLER TOLEDO was your only US source income.

If you are in agreement to proceeding on this basis, please sign below and return a copy.

METTLER-TOLEDO INTERNATIONAL INC.

/s/ William P. Donnelly
------------------------------------

By:    William P. Donnelly
Title: Chief Financial Officer

Acknowledged and Agreed:

/s/ Robert F. Spoerry
------------------------------------
Robert F. Spoerry